Exhibit 99.1

Media Contacts:	Investor Contact:
Susannah Budington	Claudine Prowse, Ph.D.
Director, Corporate Public Relations	Vice President, Investor Relations
301-545-1062	301-610-5800

Jerry Parrott

Vice President, Corporate Communications

301-315-2777

HUMAN GENOME SCIENCES ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

ROCKVILLE, Maryland – April 24, 2012 – Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended March 31, 2012, and provided recent highlights.

“We continue to see quarter-to-quarter progress in BENLYSTA sales,” said H. Thomas Watkins, President and Chief Executive Officer. “A growing body of evidence from our market research indicates that BENLYSTA is making a difference for patients with systemic lupus – and that rheumatologists who have the most experience with BENLYSTA are the ones who are most impressed with its efficacy. As lupus-treating physicians gain experience with BENLYSTA, we believe their use of BENLYSTA will expand to greater numbers of patients.”

FINANCIAL RESULTS

HGS reported revenues for the quarter ended March 31, 2012 of $47.1 million, compared with revenues of $26.6 million for the same period in 2011. Revenues included $31.2 million recognized from sales of BENLYSTA, $6.1 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile and $9.1 million recognized from manufacturing and development services other than raxibacumab.

The Company reported a net loss of $93.5 million ($0.47 per share) for the first quarter of 2012, compared with a net loss of $131.0 million ($0.69 per share) for the first quarter of 2011. The decreased net loss for the current quarter, compared with the same quarter last year, is primarily due to revenue from BENLYSTA sales and decreased research and development expenses, partially offset by increased commercial collaboration expenses related to BENLYSTA.

As of March 31, 2012, cash and investments totaled $798.7 million, of which $719.2 million was unrestricted and available for operations. This compares with cash and investments totaling $881.4 million as of December 31, 2011, of which $801.2 million was unrestricted and available for operations.

“HGS continues to have a strong financial position,” said David P. Southwell, Executive Vice President and Chief Financial Officer. “BENLYSTA will continue to be our company’s most important driver of growth for the next several years. Supporting its worldwide commercial progress and further development remain our most important financial priority.”

HIGHLIGHTS OF RECENT PROGRESS

BENLYSTA Sales Continue to Progress

BENLYSTA gross sales for the first quarter of 2012 totaled $35.6 million. After gross-to-net adjustments of $4.4 million, net sales of BENLYSTA for the quarter totaled $31.2 million, compared with $25.7 million in the quarter ended December 31, 2011. During the first quarter, BENLYSTA average weekly gross sales for the last four weeks of March were $2.94 million, compared with $2.76 million and $2.52 million for the preceding four-week periods, respectively.

The number of accounts ordering BENLYSTA continues to increase. HGS sales data suggest that more than 50% of key accounts have initiated treatment of at least one patient with BENLYSTA as of the end of March 2012. Among the community-based accounts that are the largest infusing practices, approximately 80% have begun to purchase BENLYSTA. Among the top 50 key hospital accounts, more than 80% have begun to purchase BENLYSTA.

Raxibacumab: Deliveries to U.S. Strategic National Stockpile Continued Under Second BARDA Order

In July 2009, the U.S. Government exercised its option to purchase 45,000 additional doses of raxibacumab for the U.S. Strategic National Stockpile for emergency use in treating inhalation anthrax, with delivery to be completed over a three-year period. HGS expects to receive approximately $142 million from this second award as deliveries are completed, including approximately $123 million received through March 31, 2012. Raxibacumab is being developed under a contract entered into in 2006 with the Biomedical Advanced Research and Development Authority (BARDA) of the Office of the Assistant Secretary for Preparedness and Response (ASPR), U.S. Department of Health and Human Services (HHS).

Darapladib: Two Global Phase 3 Trials Ongoing in More than 28,000 Patients

GSK’s Phase 3 program for darapladib continues to progress. Darapladib is the first in a new class of drugs that directly inhibits the biological activity of an enzyme known as lipoprotein-associated phospholipase A2 (Lp-PLA2). Two pivotal Phase 3 trials are evaluating whether darapladib can reduce the risk of adverse cardiovascular events such as heart attack or stroke in patients with chronic coronary heart disease (CHD) and acute coronary syndrome (ACS). GSK has completed the enrollment of over 13,000 patients into the study in patients who have suffered an ACS event. The other study is evaluating darapladib in about 15,800 patients with CHD. Darapladib was discovered by GSK based on HGS technology. HGS will receive 10% royalties on worldwide sales if darapladib is commercialized, and has a 20% co-promotion option in North America and Europe.

Albiglutide: GSK Announces Further Data from Phase 3 Trials

GlaxoSmithKline (GSK) announced on April 3, 2012, that it has reviewed primary endpoint data from seven of eight Phase 3 studies designed to evaluate the efficacy and safety of albiglutide, versus placebo and active controls, in type 2 diabetes. GSK said that the data reviewed to date support progression to regulatory submissions of albiglutide as a possible once-weekly treatment for this disease.

Albiglutide was created by HGS using its proprietary albumin-fusion technology, and was licensed to GSK in 2004. HGS is entitled to fees and milestone payments that could amount to as much as $183 million – including $33.0 million received to date – in addition to single-digit net royalties on worldwide sales if albiglutide is commercialized.

Mapatumumab: Randomized Phase 2 Combination Trial Fully Enrolled

In March 2012, HGS completed the enrollment and initial dosing of 101 patients ahead of schedule in a randomized Phase 2 trial of mapatumumab with Nexavar (sorafenib) in hepatocellular cancer.

CONFERENCE CALL

HGS management will hold a conference call to discuss this announcement today at 4:30 PM Eastern. Investors may listen to the call by dialing 888-312-9844 or 719-325-2111, passcode 3946943. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 3946943. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. It is recommended that investors interested in listening to the live webcast log on before the start of the call to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.

ABOUT HUMAN GENOME SCIENCES

Human Genome Sciences exists to place new therapies into the hands of those battling serious disease.

For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via email to clinicaltrialsinfo@hgsi.com or by calling HGS at 1-240-314-4430.

HGS, Human Genome Sciences and BENLYSTA are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.

SAFE HARBOR STATEMENT

This announcement includes statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding our expectations for BENLYSTA, raxibacumab, darapladib albiglutide and mapatumumab, among others. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this announcement, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

Some important factors that could cause our actual results to differ from our expectations in these forward-looking statements include: our lack of commercial experience and dependence on the sales growth of BENLYSTA; any failure to commercialize BENLYSTA successfully; the occurrence of adverse safety events with our products; changes in the availability of reimbursement for BENLYSTA; the inherent uncertainty of the timing, success of, and expense associated with, research, development, regulatory approval and commercialization of our pipeline products, including darapladib and new indications for existing products; substantial competition in our industry, including from branded and generic products; the highly regulated nature of our business; uncertainty regarding our intellectual property rights and those of others; the ability to manufacture at appropriate scale, and in compliance with regulatory requirements, to meet market demand for our products; our substantial indebtedness and lease obligations; our dependence on collaborations over which we may not always have full control; foreign exchange rate valuations and fluctuations; the impact of our acquisitions and strategic transactions; changes in the health care industry in the U.S. and other countries, including government laws and regulations relating to sales and promotion, reimbursement and pricing generally; significant litigation adverse to the Company, including product liability and patent infringement claims; our ability to attract and retain key personnel; and increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions.

The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

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HUMAN GENOME SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2012	2011
	(in thousands, except share and per share amounts)
Revenue:
Product sales	$37,376	$14,110
Manufacturing and development services	9,507	12,264
Research and development collaborative agreements	245	199

Total revenue	47,128	26,573

Costs and expenses:
Cost of product sales	8,279	9,999
Cost of manufacturing and development services	19,500	11,599
Research and development expenses	39,569	84,485
Selling, general and administrative expenses	40,287	35,120
Commercial collaboration expenses	15,677	3,086
Facility-related exit credits	—	(1,717)

Total costs and expenses (a)	123,312	142,572

Income (loss) from operations	(76,184)	(115,999)

Investment income	1,999	3,252
Interest expense	(19,378)	(15,276)
Other income (expense)	68	(2,972)

Income (loss) before taxes	(93,495)	(130,995)
Provision for income taxes	—	—

Net income (loss)	$(93,495)	$(130,995)

Basic and diluted net income (loss) per share	$(0.47)	$(0.69)

Weighted average shares outstanding,basic and diluted	198,972,188	189,076,628

(a)	Includes stock-based compensation expense of $10,790 ($0.05 per basic and diluted share) and $6,612 ($0.03 per basic and diluted share) for the three months ended March 31, 2012 and 2011, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	March 31, 2012	December 31, 2011
	(in thousands)
Cash, cash equivalents and investments (b) $	798,680	$881,434
Total assets (b)	1,328,170	1,407,576
Convertible debt (c)	569,028	561,735
Lease financing	252,476	252,105
Total stockholders’ equity	376,672	456,419

(b)	Includes $79,493 and $80,193 in restricted investments as of March 31, 2012 and December 31, 2011, respectively.
(c)	Convertible senior debt at face value is $494,500 (book value $367,330) and convertible subordinated debt at face value is $206,736 (book value $201,698) as of March 31, 2012. Convertible senior debt at face value is $494,500 (book value $363,698) and convertible subordinated debt at face value is $206,736 (book value $198,037) as of December 31, 2011.

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